FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 26, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Baraniec-1 Well;
Selects Drilling Contractor for Angowice-1 Well

Salt Lake City, August 26, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced that drilling has started at the Baraniec-1 well in the Company’s 49% owned Fences license in west-central Poland.  The well targets a 3-D defined Rotliegend sandstone structure at a depth of approximately 3,885 meters.  Baraniec-1 will be the fifth well in the Lisewo area in the eastern portion of the Fences license.

Other Fences Drilling

The Company also reported that the Karmin-1 well is drilling now below 1,740 meters toward a target depth of approximately 2,460 meters.  The target is a 3-D defined Rotliegend structure on trend with the Roszkow-1 and Zaniemysl-3 wells, two of the Company’s highest rate producing discoveries.

Two additional wells have been approved for drilling in the Fences license: Miloslaw-4, planned to start drilling in the fourth quarter this year, and Przybyslaw-1, planned for the first quarter of 2015.  Miloslaw-4 will be the first well in the Miloslaw area northwest of the Lisewo area; Przybyslaw-1 will be the sixth well in the Lisewo area.

The Fences license covers approximately 850,000 acres.  The Polish Oil and Gas Company, PGNiG, is the operator and owns 51% of the working interest; the Company owns 49% of the working interest.

Edge License

The Company has selected a drilling contractor for the Angowice-1 well in the Edge license and site preparation is in progress.  Angowice-1 targets a Devonian reefoidal buildup, similar to the productive horizon at the Tuchola field.  The Angowice-1 is located approximately 12 kilometers west of the Tuchola wells and is one of four similar prospects clustered together.  The well is expected to start drilling in approximately five to six weeks.

The Edge license covers approximately 730,000 acres.  The Company operates and owns 100% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.